Exhibit 10.5

EXECUTION VERSION

FIRST AMENDMENT
TO
REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is dated as of November 2, 2017 (the “Effective Date”), by and among OWL ROCK CAPITAL CORPORATION, a Maryland corporation (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), as administrative agent (in such capacity, “Administrative Agent”) and as Letter of Credit Issuer and a Lender, and the other Lenders party hereto.

WHEREAS, Borrower, Administrative Agent and the lenders party thereto (“Lenders”) are party to that certain Revolving Credit Agreement dated as of August 1, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, the Borrower has requested to amend the Credit Agreement to amend certain terms; and

WHEREAS, Borrower, Administrative Agent, and Required Lenders have agreed, upon the following terms and conditions, to amend the Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto agree as follows::

1.Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings assigned in the Credit Agreement.

2.Amendment to Credit Agreement.  On and as of the Effective Date, the Credit Agreement shall be amended as follows:

(a)Section 1.01 of the Credit Agreement shall be amended to insert the following definitions in appropriate alphabetical order to read in its entirety as follows:

“Due Date” has the meaning provided in Section 8.1(c)(ii).

“First Amendment Closing Date” means November 2, 2017.

“Specified Excluded Investors” means each Excluded Investor (a) with an aggregate Capital Commitment of Fifty Million ($50,000,000) or less, and (b)(i) that invests in the Borrower through Bank of America Merrill Lynch or (ii) that invests in the Borrower through Ameriprise Financial.

(b)Clause (b) in the definition of “Exclusion Event” in Section 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(b)

an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under any Debtor Relief Law; provided, however, that such affected Investor shall be automatically reinstated as an Included Investor or Designated Investor, as applicable, if such order, judgment or decree is dismissed within sixty (60) days; or”

(c)Section 2.15(a) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(a)

Increase. (i) as of the Effective Date until and including January 1, 2018 (the period from the date of such increase to and including January 1, 2018, the “Committed Increase Period”), the Commitment of Wells Fargo Bank, National Association (the “Committed Lender”) as set forth on Schedule II shall automatically increase to the Committed Lender’s Increased Commitment (the resulting aggregate Commitments being the “Committed Facility Amount”) and (ii) subject to compliance with the terms of this Section 2.15, the Borrowers may (from time to time) at any time, increase the Maximum Commitment to an amount not exceeding the lesser of (x) $900,000,000 or (y) fifty percent (50%) of the aggregate Capital Commitments of all Investors at the time of the effectiveness of such increase.  Upon expiration of the Committed Increase Period, unless the Committed Lender has agreed to continue the portion of its Commitment constituting its Increased Commitment amount through an increase pursuant to clause (ii) of this Section 2.15(a), the Commitment of such Lender will automatically be reduced to such Lender’s Commitment on the day immediately prior to the start of the Committed Increase Period (after giving effect to reductions thereto by the Borrowers pursuant to Section 3.6).  Any such increase may be done in one or more requested increases, in $25,000,000 increments, or such lesser amount to be determined by the Administrative Agent (each such increase, shall be referred to herein as a “Facility Increase”). For the avoidance of doubt, Sections 2.15(c)(i) through 2.15(c)(iv) shall not apply to the increase pursuant to clause (i) of this Section 2.15(a).”

(d)Section 2.15(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(b)Effective Date.  The effective date of any Facility Increase pursuant to clause (ii) of Section 2.15(a) (each such date and the first day of the Committed Increase Period, each an “Increase Effective Date”) shall be specified by the Borrowers in the applicable Facility Increase Request and shall be (unless otherwise agreed in writing by the Administrative Agent) no less than ten (10) Business Days after the date the Administrative Agent receives the applicable Facility Increase Request. The Administrative Agent shall notify the Lenders of the Increase Effective Date.”

(e)Section 8.1(c)(ii) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(ii) a report of all Investors failing to fund their Capital Contributions, delivered every ten (10) Business Days beginning (A) with respect to Specified Excluded Investors, on the thirtieth (30th) calendar day following the date when such Capital Contributions are initially due pursuant to the related Drawdown (for purposes of this clause (ii), the “Due Date”) and (B) with respect to any other Investor, on the eleventh (11th) Business Day following the Due Date, and, in each case, ending once all Investors have funded their Capital Contributions.”

(f)Section 8.1(f) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(f)Investor Events.  Promptly upon becoming aware of any of the following events, but in any event within three (3) Business Days, a certificate notifying the Administrative Agent if: (i) an Exclusion Event has occurred with respect to any Included Investor or Designated Investor or any other Investor has violated or breached any material term of the Constituent Documents, the Subscription Agreement or any Credit Link Document, provided that, any failure by an Excluded Investor to fund its Capital Contribution pursuant to a Drawdown therefor shall not require notification to the Administrative Agent pursuant to this Section 8.1(f); (ii) there has been any decline in the Rating of any Included Investor or Designated Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event; or (iii) there has been a change in the name or notice information of any Investor.”

(g)Section 9.7 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“9.7Limitation on Investor Withdrawals.  No Borrower shall permit any Investor to withdraw its Subscribed Interest in any Borrower without the prior written consent of all of the Lenders, other than in connection with a Transfer permitted in accordance with Section 9.5; provided however, so long as no Event of Default or Potential Default has occurred and is continuing, Borrowers in their discretion may permit Excluded Investors to withdraw their interest, so long as, at the time of such withdrawal, the aggregate Capital Commitments of all Excluded Investors withdrawn pursuant to this Section 9.7 plus the aggregate Capital Commitments with respect to which relief has been granted pursuant to clause (B) of the proviso in Section 9.10, does not exceed $100,000,000.”

(h)Section 9.9 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“9.9Limitation on Indebtedness.  No Borrower shall incur Indebtedness which does not fully comply with the requirements and limitations set forth in the Constituent Documents.  Each Borrower shall maintain total balance sheet assets minus total balance sheet liabilities equal to or greater than five hundred million dollars ($500,000,000).”

(i)Section 9.10 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“9.10Capital Commitments.  No Borrower shall: (i) cancel, reduce, excuse, or abate the Capital Commitment of any Investor without the prior written consent of all of the Lenders which may be withheld in their sole discretion; or (ii) relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution (including, for the avoidance of doubt, in connection with any particular Investment of such Borrower), provided however Borrowers may in their discretion (A) treat any Investor as an Excused Shareholder in accordance with the Limited Exclusion Rights under its Subscription Agreement with respect to any Investment, but not with respect to any Drawdown for repayment of the Obligations, with prior written notice to Administrative Agent, and (B) so long as no Event of Default or Potential Default in either case has occurred and is continuing, give any relief to an Excluded Investor that would otherwise be prohibited pursuant to this Section 9.10 so long as, at the time of such relief, the aggregate Capital Commitments with respect to which relief has been granted pursuant to this clause (B) plus the aggregate Capital Commitments of Investors withdrawn pursuant to Section 9.7 does not exceed $100,000,000.”

(j)Section 10.1(l) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

“(l)Investors having Capital Commitments aggregating fifteen percent (15%) or greater of the total Capital Commitments of Investors in the Borrowers shall default in their obligation to fund any Drawdowns (on a cumulative basis) when due and (i) with respect to any Investor other than a Specified Excluded Investor, such failure is not cured within ten (10) Business Days, and (ii) with respect to any Specified Excluded Investor, such failure is not cured within thirty (30) calendar days;”

(k)Schedule II of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule II attached hereto.

3.REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants that:

(a)Representations and Warranties in Credit Agreement.  The representations and warranties set forth in Section 7 of the Credit Agreement are true and correct in all material respects, except to the extent such representations and warranties expressly relate to an earlier date.

(b)No Event of Default.  No Event of Default or Potential Default has occurred and is continuing on the date hereof.

(c)No Amendments.  There has been no amendment to the Constituent Documents of Borrower since the latest delivery thereof to Administrative Agent on August 1, 2016.

4.EFFECTIVENESS.  The effectiveness of this Amendment is subject to Administrative Agent’s receipt of this Amendment duly executed and delivered by Borrower, Administrative Agent, and the Required Lenders.

5.MISCELLANEOUS.

(a)No Other Amendments.  Except as expressly amended herein, the terms of the Credit Agreement shall remain in full force and effect.

(b)Limitation on Agreements.  The amendments set forth herein are limited precisely as written and shall not be deemed: (a) to be a consent under or waiver of any other term or condition in the Credit Agreement; or (b) to prejudice any right or rights which Administrative Agent now has or may have in the future under, or in connection with, the Credit Agreement, as amended hereby, any Letter of Credit or any of the other documents referred to herein or therein.  From and after the date hereof, all references in the Credit Agreement to the Credit Agreement shall be deemed to be references to the Credit Agreement after giving effect to this Amendment.

(c)Ratification.  Borrower hereby ratifies, confirms and agrees that, following the effectiveness of this Amendment: (i) the Credit Agreement, the Notes, and the other Loan Documents shall remain in full force and effect; and (ii) all guaranties, assurances, and Liens granted, conveyed, or assigned to Administrative Agent under the Loan Documents are not released, reduced, or otherwise adversely affected by this Amendment and continue to guarantee, assure, and secure full payment and performance of the present and future Obligations.

(d)Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

(e)Multiple Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract.  Electronic delivery of an executed counterpart of a signature page to this Amendment shall be effective as manual delivery of an executed original signature page to this Amendment.

Remainder of Page Intentionally Left Blank.
Signature Pages Follow.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

BORROWER:

OWL ROCK CAPITAL CORPORATION

By:
Name: Alan Kirshenbaum

Title: Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Letter of Credit Issuer and a Lender

By:	Name: Title:

STATE STREET BANK AND TRUST COMPANY, as a Lender

By:	Name: Title:

CAPITAL ONE, N.A., as a Lender

By:	Name: Title:

CITY NATIONAL BANK, as a Lender

By:	Name: Title:

ING CAPITAL LLC, as a Lender

By:	Name: Title:

By:	Name: Title:

SCHEDULE II

Commitments

Lender Name	Commitment	Increased Commitment
Wells Fargo Bank, National Association	$350,000,000	$400,000,000
State Street Bank and Trust Company	$150,000,000
Capital One, N.A.	$75,000,000
ING Capital LLC	$75,000,000
City National Bank	$50,000,000
Maximum Commitment	$700,000,000